UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 12, 2009

UNIVISION COMMUNICATIONS INC.

(Exact name of registrant as specified in charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-12223 (Commission File Number)	95-4398884 (IRS Employer Identification No.)

605 Third Avenue, 12th Floor

New York, NY 10158

(Address of principal executive offices)

(212) 455-5200

(Registrant’s telephone number, including area code)

NO CHANGE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.	Other Events.

On March 12, 2009, Univision Communications Inc. (the “Company”), made a permitted election under the indenture governing its $1.5 billion aggregate principal amount of 9.75%/10.50% senior notes due 2015 (the “Notes”) to pay all interest under the Notes for the interest period commencing on March 15, 2009 and continuing through September 14, 2009, entirely in kind (“PIK Interest”). The Company may make an election before the beginning of each interest period through March 15, 2012, whether to pay interest on the Notes entirely in cash, entirely through PIK Interest, or half in cash and half in PIK Interest. In the absence of such an election for any interest period, interest on the Notes will be payable in the form of the interest payment for the prior interest period. As a result, the entirely PIK Interest election will apply for future interest periods unless the Company elects otherwise. The Company has elected to pay PIK Interest in the amount of approximately $79 million for the interest period commencing on March 15, 2009 to enhance liquidity in light of the current uncertainty in the financial markets. The Company will evaluate this option prior to the beginning of each eligible interest period, taking into account market conditions and other relevant factors at that time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIVISION COMMUNICATIONS INC.
(Registrant)

	By:	/s/ PETER H. LORI
Date: March 12, 2009		Peter H. Lori
Senior Vice President and Chief Accounting Officer